EXHIBIT 10.1

COMPENSATION PLAN AGREEMENT

THIS COMPENSATION PLAN AGREEMENT (this “Agreement”) dated as of October 25, 2024 is between Can B Corp., a Florida corporation (“Can B”) (which will be the surviving entity following the merger at the Effective Time (as defined herein), in which Nascent Merger Inc., a Florida corporation (“MergerSub”) will be merged with and into Can B) and Nascent Pharma Holdings, Inc., a Florida corporation (“Nascent”). All capitalized terms used in this Agreement and not defined herein have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of October 23_ 2024 (the “Merger Agreement”), by and among Can B, Nascent and MergerSub.

RECITALS

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, MergerSub will be merged with and into Can B, with Can B continuing as the surviving entity in such merger and each outstanding share of capital stock of Can B (“Can B Stock”) will be converted into one share of capital stock of Nascent (“Nascent Stock”) of the same class and with the same rights and privileges relative to Nascent that such share had relative to Can B prior to the merger (the “Reorganization”);

WHEREAS, in connection with the Reorganization, (A) Can B will transfer (including sponsorship of) to Nascent, and Nascent will assume (including sponsorship of), Can B’s 2020 Incentive Stock Option Plan and any subplans, appendices or addendums thereto (the “Can B Equity Compensation Plans”) and all obligations of Can B pursuant to each stock option to purchase a share of Can B Stock (a “Can B Option”) that is outstanding immediately prior to the Effective Time and issued under the Can B Equity Compensation Plans and underlying grant agreements (each such grant agreement, a “Can B Option Agreement” and such grant agreements together with the Can B Equity Compensation Plans, the “Can B Equity Compensation Plans and Agreements”), all upon the terms and subject to the conditions set forth in the Merger Agreement and this Agreement, and (B) each such Can B Option will be converted into an option to purchase a share of Nascent Stock at an exercise price per share equal to the exercise price per share of Can B Stock subject to such Can B Option immediately prior to the Effective Time;

WHEREAS, the Board of Directors of Can B has determined that it is in the best interests of Can B for Can B to enter into this Agreement;

WHEREAS, the Board of Directors of Nascent has determined that it is in the best interests of Nascent and its shareholders for Nascent to enter into this Agreement;

WHEREAS, the Board of Directors of Can B and the Board of Directors of Nascent have determined that the Reorganization does not constitute a “Change in Control” under the Can B Equity Compensation Plans and Agreements or the Can B Options.

NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Can B and Nascent hereby agree as follows:

I.

EQUITY PLANS AND AWARDS

1. Subject to and as of the Effective Time, Nascent will assume and will perform, from and after the Effective Time, all of the obligations of Can B pursuant to the Can B Equity Compensation Plans and Agreements.

2. Subject to and as of the Effective Time, Nascent will assume each Can B Option that is outstanding and unexercised prior to the Effective Time each such Can B Option shall be converted into an option to purchase, on otherwise the same terms and conditions as were applicable under the applicable Can B Equity Compensation Plan and/or Can B Option Agreement (as modified herein), a share of Nascent Stock with the same rights and privileges applicable to the share of Can B Stock subject to such Can B Option immediately prior to the Effective Time, at an exercise price per share equal to the exercise price per share of Can B Stock subject to such Can B Option immediately prior to the Effective Time. All Can B Options shall be adjusted and converted in accordance with the requirements of Section 424 of the United States Internal Revenue Code of 1986, as amended, and regulations thereunder.

3. At the Effective Time, the Can B Options, the Can B Equity Compensation Plans and can B Option Agreements and shall each be automatically deemed to be amended, to the extent necessary or appropriate, to provide that references to Can B in such awards, documents and provisions shall be read to refer to Nascent and references to Can B Stock in such awards, documents and provisions shall be read to refer to Nascent Stock. Nascent and Can B agree to (i) prepare and execute all amendments to the Can B Equity Compensation Plans and Agreements, Can B Option Agreements and other documents necessary to effectuate Nascent’s assumption of the Can B Equity Compensation Plans and Agreements and outstanding Can B Options, (ii) provide notice of the assumption to holders of such Can B Options, and (iii) submit any required filings with the Securities and Exchange Commission in connection with same.

4. On or prior to the Effective Time, Nascent shall reserve sufficient shares of Nascent Stock to provide for the issuance of Nascent Stock to satisfy Nascent’s obligations under this Agreement with respect to the Can B Options.

5. Can B and Nascent agree that the Reorganization does not constitute a “Change in Control” under the Can B Equity Compensation Plans and Agreements or the Can B Option Agreements.

II.

MISCELLANEOUS

1. Each of Can B and Nascent will, from time to time and at all times hereafter, upon every reasonable request to do so by any other party hereto, make, do, execute and deliver, or cause to be made, done, executed and delivered, all such further acts, deeds, assurances and things as may be reasonably required or necessary in order to further implement and carry out the intent and purpose of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Compensation Plan Agreement as of the date first written above.

CAN B INC.
a Florida corporation

By:	/s/ Marco Alfonsi
Name: Marco Alfonsi
Title: Chief Executive Officer

NASCENT PHARMA HOLDINGS, INC. a Florida corporation

By:	/s/ Marco Alfonsi
Name: Marco Alfonsi
Title: Chief Executive Officer